Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF RESTORATION HARDWARE HOLDINGS, INC.

Restoration Hardware Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:  The Board of Directors duly adopted at a meeting resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of Restoration Hardware Holdings, Inc. be, and hereby is, amended to restate Article I to read in full as follows:

“The name of the corporation is RH (the “Corporation”).”

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL without the necessity of a meeting or vote of stockholders pursuant to Section 242(b)(1) of the DGCL.

THIRD:  This Certificate of Amendment shall become effective at 12:01 a.m. (Eastern) on January 1, 2017, in accordance with the provisions of Sections 103 and 242 of the DGCL.

IN WITNESS WHEREOF, Restoration Hardware Holdings, Inc. has caused this certificate to be signed in its corporate name by Karen Boone, its Co-President, Chief Financial and Administrative Officer, this 15th day of December, 2016.

Restoration Hardware Holdings, Inc.

By:	/s/Karen Boone
Karen Boone
Co-President, Chief Financial and Administrative Officer